SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

APRIL 4, 2003

MEGA GROUP, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

New York	000-17510	14-1653446
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification Number)

1730 Rhode Island Ave., N.W., Suite 415, Washington, DC 20036

(Address of principal executive offices)

202-296-9594

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report).

ITEM 5.  OTHER EVENTS

Mega Group, Inc. (“Mega Group”) files this report on Form 8-K to clarify further certain misstatements made or omissions in Mega Group’s Form 10-KSB for the fiscal year-ended December 31, 2000 filed on March 30, 2001 that were corrected in Mega Group’s Form 10-KSB for the fiscal year-ended December 31, 2001 filed on November 4, 2002, but such corrections made were not fully discussed therein.

In Mega Group’s Form 10-KSB for the fiscal year-ended December 31, 2000, Small Business Investment Corporation of America’s (“SBICOA”) acquisition of Mega Group was reported as a lump transaction without detailed disclosure regarding the underlying transaction.  After the time Mega Group’s Form 10-KSB for the fiscal year-ended December 31, 2000 was filed on March 30, 2001, it was management’s opinion that further amendment of Mega Group’s Form 10-KSB was not necessary because such additional disclosure was not material to Mega Group’s financial statements or to Mega Group’s shareholders and could be —and was— corrected in Mega Group’s Form 10-KSB for the fiscal year-ended December 31, 2001.

Mega Group’s failure to provide detailed disclosure set forth below regarding the underlying acquisition of Mega Group by SBICOA, the related accounting treatment of the acquisition and Mega Group’s inaccurate revenue recognition procedures in the Form 10-KSB for the fiscal years-ended December 31, 2000 and December 31, 2001 is material to certain pending litigation involving Halton v. Mega Group, Inc. and Halton v. Mega Personal Lines, Inc., as well as to certain legal malpractice litigation, Mega Group, Inc. v. Pechenik & Curro, P.C.,  recently commenced by Mega Group against its former legal counsel in the amount of $2,500,000.

We are the plaintiff, counterclaim-defendant, and judgment debtor in a civil action, for money damages and injunctive relief, captioned Mega Group, Inc. v. Robert L. Halton, which commenced in February 2000 and is pending in the Supreme Court for the County of Saratoga, New York. The defendant is one of our former officers and directors, and a former officer and 49% shareholder of Anthony-Halton Associates, Inc., an insurance agency which we purchased beginning in 1985. In connection with the acquisition, we entered into an employment agreement with the defendant. That employment terminated in January 2000. By order dated September 29, 2000, the court held that the defendant was entitled to partial summary judgment against us for $398,842 in deferred compensation and $42,500 in profit sharing under the employment agreement, and the judgment creditor restrained us from making any sale, assignment, transfer, or interference with any property in which we have an interest until the judgment is satisfied or vacated. The court dismissed the defendant’s counterclaim to the extent that it sought a continuation or reinstatement of his life and medical insurance benefits as an employee. The judgment has been partially satisfied, and the action is continuing as to the remaining claims and counterclaims, which relate to the defendant’s pre-termination compensation and the parties’ respective rights to own, purchase, and sell defendant’s “book of business” upon his termination.

We are the intervener-petitioner in a civil action for damages and injunctive relief captioned Mega Personal Lines, Inc. v. Robert L. Halton, et al., which commenced June 12, 2001 and is pending in the Supreme Court for the County of Saratoga, New York. The petitioner is the purchaser, effective April 1, 2000, of substantially all of our remaining assets, and the respondents include our judgment creditor, Robert L. Halton, and various third-party garnishees. Mega Personal Lines, Inc. seeks the return and release to it of insurance commissions which, it alleges, were improperly garnished by Mr. Halton in Mega Group, Inc. v. Robert L. Halton. Mr. Halton seeks to invalidate and set aside the transfer of our assets to Mega Personal Lines, Inc., so that the assets, including the insurance commissions, might be used to satisfy his September 29, 2000 partial summary judgment against us. He alleges generally that the transfer of the assets was not supported by fair consideration and was made with actual intent to hinder, delay, or defraud our creditors.

We are the plaintiff in a civil action for money damages captioned Mega Group, Inc. v. Pechenik & Curro, P.C., which commenced in February 2003 and is pending in the Supreme Court for the County of Saratoga, New York. The defendant is our former legal counsel in the civil action, for money damages and injunctive relief, captioned Mega Group, Inc. v. Robert L. Halton, discussed above.

The following discussion seeks to clarify the accounting treatment of the acquisition and transfer of assets that were either incorrectly or inadequately disclosed in our Form 10-KSB for the fiscal year ended December 31, 2000. Prior to SBICOA’s acquisition of Mega Group, Mr. Nelson Beebe, Mega Group’s former Chief Financial Officer, provided information to Mega Group’s auditors that caused the SBICOA’s acquisition of Mega Group to be lumped together erroneously.

Associates of Clifton Park, Inc. (“ACP”) was a subsidiary of and owned by Mega Group, and operated the following lines of insurance: (1) a property and casualty line that was owned by Mega Group and (2) a health and life insurance line that was independently owned by Mr. Steven C. Gregory (“Mr. Gregory”), an officer and director of Mega Group.  Mega Group’s property and casualty insurance line, operated by ACP, was sold to Mega Personal Lines, Inc. (“Mega Personal Lines”), a non-affiliated company.

Mega Personal Lines is owned by Mr. Dom DeAngelo (“Mr. DeAngelo”).  Mr. DeAngelo has never been an officer or director of Mega Group.  After Mega Group’s sale of the property and casualty line operated by ACP to Mega Personal Lines, ACP only operated the health and life insurance line that was independently owned by Mr. Gregory. Contemporaneous with Mega Group’s sale of the property and casualty insurance line operated by ACP to Mega Personal Lines, ACP’s tax identification number was transferred to Mr. Gregory in exchange for Mr. Gregory’s assumption of the leasehold obligations which pertained to the physical space that had been occupied by Mega Group.

With regard to Mega Group’s Form 10-KSB for the fiscal year ended December 31, 2000, we note the following:

1.               There was no cash, or bank account possessing a positive balance, transferred by Mega Group to Mega Personal Lines in connection with Mega Group’s sale of the property and casualty insurance line to Mega Personal Lines.

2.               The assets attributable to the health and life insurance line operated by ACP should not have been characterized as assets of Mega Group.

3.               After Mega Group’s sale of the property and casualty insurance line operated by ACP to Mega Personal Lines, ACP only operated the health and life insurance line that was independently owned by Mr. Gregory who controlled the remaining assets and liabilities of ACP.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEGA GROUP, INC.

April 4, 2003	By:	/s/ JOHN H. BROWN
John H. Brown
Chairman of the Board and Chief Executive Officer